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                                                              EXHIBIT 99.B(6)(C)

                              WEBS INDEX FUND, INC.

                      SALES AND INVESTOR SERVICES AGREEMENT

                                                               Date:



Name
Company



Dear Ladies and Gentleman:

         WEBS Index Fund, Inc. (the "Fund") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), organized as a series fund and formed as a corporation under the laws of the State of Maryland. The Fund will consist initially of seventeen series (each, an "Index Series"), and will issue shares of common stock, par value $.001 per share, of each Index Series (such shares are referred to herein as "World Equity Benchmark Shares(SM)" or "WEBS(SM)"). The Fund will only sell and redeem WEBS in aggregations of a specified number of WEBS (each, a "Creation Unit") depending on the Index Series as set forth in the Fund's Prospectus and Statement of Additional Information, as they may be amended from time to time. Pursuant to a Distribution Agreement between the Fund and us (the "Distribution Agreement"), we will act as distributor (the "Distributor") and principal underwriter of Creation Units of WEBS of the various Index Series as exclusive agent on behalf of the Fund. Capitalized terms not defined herein shall have the meanings attributed to them in the current Prospectus and Statement of Additional Information of the Fund.

         Creation Units of WEBS of each Index Series will generally be sold at net asset value, without a sales charge, in exchange for Deposit Securities and a balancing cash payment, all as described in the Fund's Prospectus and Statement of Additional Information. Only Authorized Participants may directly place orders for Creation Units of WEBS.

         As Distributor and principal underwriter of the Fund, we wish to enter into this Sales and Investor Services Agreement (this "Agreement") with you concerning (i) your solicitation of purchase orders for Creation Units of WEBS,
(ii) your provision of broker-dealer and shareholder support services to your clients ("Clients") who may from time to time beneficially own WEBS of any Index Series and (iii) your educational and
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promotional activities in the secondary market for WEBS listed and traded on the
American Stock Exchange (the "AMEX").

         You understand and acknowledge that the proposed method by which Creation Units of WEBS will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of WEBS may be issued and sold by the Fund on an ongoing basis, at any point a "distribution," as such term is used in the Securities Act of 1933, as amended (the "1933 Act"), may occur. You understand and acknowledge that some activities on your part may, depending on the circumstances, result in your being deemed a participant in a distribution in a manner which could render you a statutory underwriter and subject you to the prospectus delivery and liability provisions of the 1933 Act. You also understand and acknowledge that when you are not an "underwriter" but are effecting transactions in WEBS, whether or not participating in the distribution of WEBS, you are generally required to deliver a prospectus.

         This Agreement is a related agreement as contemplated by Rule 12b-1 under the 1940 Act with respect to the Rule 12b-1 plan of the Fund ("12b-1 Plan"). Both you and we and the Fund expect that your services and educational and promotional activities in connection with WEBS pursuant to this Agreement will tend to increase investor interest in and the use and trading of WEBS in the secondary market and thus further sales of WEBS of the Fund's Index Series.

         In consideration of the mutual covenants contained herein, it is hereby agreed that our respective rights and obligations shall be as follows:

         1. Role of Distributor. Pursuant to and in accordance with the provisions of the Distribution Agreement, we will make arrangements for securities dealers that can make the representations set forth in Section 4 of this Agreement to solicit orders to purchase Creation Units of WEBS of each Index Series. You are hereby invited to become one of the securities dealers referred to herein as a "Soliciting Dealer". This will confirm our mutual agreement as to the terms and conditions applicable to your participation as a Soliciting Dealer, such agreement to be effective upon your confirmation hereof. You understand that we are seeking to enter into this Agreement in counterparts with you and other firms which also may act as Soliciting Dealers. All purchases of Creation Units of WEBS from the Fund shall be effected by us, through an Authorized Participant, in our capacity as principal underwriter and distributor acting as agent on behalf of the Fund. If you are not an Authorized Participant, you understand that the Distributor shall have no distribution or underwriting obligation to you hereunder with regard to the purchase and sale of WEBS (including Creation Unit aggregations).
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         2. Role of Soliciting Dealers.

         (a) As a Soliciting Dealer, you shall offer and solicit purchase orders for Creation Units of WEBS. As, when and if you generate a customer request for the purchase of Creation Units of WEBS of any Index Series and you determine to transmit such request to us, you shall comply with the procedures for the purchase of Creation Units of WEBS set forth in the then current Prospectus and Statement of Additional Information of the Fund. You shall be responsible for opening, approving and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). You understand that all orders for the purchase of Creation Units of WEBS of each Index Series must be placed with us and may be placed only through an Authorized Participant that has entered into an Authorized Participant Agreement with us and the Fund. During any period that you are an Authorized Participant, you may submit purchase orders to us in such capacity. Your duties and obligations as an Authorized Participant are determined by the terms and conditions of the Authorized Participant Agreement and not pursuant hereto. The procedures relating to orders and the handling thereof will be subject to the terms of the Authorized Participant Agreement, the then current Prospectus and Statement of Additional Information of the Fund and instructions in writing received by you from us or the Fund's transfer agent from time to time. No conditional orders will be accepted. No Creation Units of WEBS shall be issued except upon receipt of the consideration therefor. If payment for any purchase order is not received in accordance with the terms of the then current Prospectus and Statement of Additional Information, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained as a result thereof. If you are not an Authorized Participant, each Creation Unit transaction shall be promptly confirmed to you by the Authorized Participant effecting such transaction in writing on a fully disclosed basis. You understand and agree that to the extent that such Creation Unit transaction was effected by you on behalf of your customer, you will promptly confirm such transaction to your customer. You agree that upon receipt of confirmations from an Authorized Participant you will examine them and promptly notify us of any errors or discrepancies which you discover and shall promptly bring to our attention, the Authorized Participant's attention and the Fund's attention any errors in such confirmations claimed by your customers.

         (b) You agree to offer WEBS in Creation Unit size aggregations to the public at the then current public offering price per Creation Unit of WEBS
(i.e., the next determined net asset value per WEBS) as set forth in the Fund's then current Prospectus and Statement of Additional Information, as the same may be amended or supplemented. All orders are subject to acceptance or rejection by us or the Fund in our or its sole discretion.
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         (c) You agree to provide broker/dealer and shareholder support services to Clients in connection with the outstanding and issued WEBS, including one or more of the following: (i) distributing prospectuses and shareholder reports to current shareholders; (ii) as applicable, complying with federal and state securities laws pertaining to transactions in WEBS; (iii) processing dividend payments on behalf of Clients; (iv) providing information periodically to Clients showing their positions in WEBS; (v) providing and maintaining elective services such as check writing on the Client's account and wire transfer services; (vi) acting as nominee for Clients holding WEBS; (vii) maintaining account records for Clients; (viii) issuing confirmations of transactions; (ix) providing subaccounting with respect to WEBS beneficially owned by Clients or the information necessary for subaccounting; (x) if required by law, forwarding shareholder communications from us or on behalf of the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (xi) providing services primarily intended to result in the sale of WEBS; (xii) assisting shareholders who wish to aggregate sufficient WEBS of an Index Series to constitute a Creation Unit for redemption; and (xiii) such other services analogous to the foregoing as you customarily provide to clients with respect to holdings of shares of open-end investment companies or exchange-listed stocks or as we or the Fund may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         (d) You agree to provide educational and promotional services related to the secondary market trading of WEBS, including the following: (i) facilitating access for investor relations representatives for WEBS to designated branches or offices as set forth in Annex I for the purpose of broker education, including through sales meetings, one-on-one broker contact and broker luncheons; (ii) making your country allocation research available widely through your internal systems and reformatting such allocation research to make specific recommendations of WEBS of appropriate Index Series; (iii) working with us and the Fund to facilitate the flow of WEBS data through your internal information systems, which information shall include all available WEBS data (i.e., real-time AMEX pricing on WEBS, spot foreign exchange rates, the per WEBS value of the most recently published Portfolio Deposit and Cash Component of each Index Series, adjusted to account for foreign exchange rates (the "Adjusted Basket Value"), and, eventually, data on the underlying Morgan Stanley Capital International benchmark indices for the Index Series) and other research and news; and (iv) support of senior management for use of WEBS as a trading and hedging tool.

         (e) You also agree to provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the services listed in clauses 2(c) and 2(d) above to Clients and as is otherwise provided in this Section 2.
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         (f) Subject to the requirements of applicable law and regulations, nothing in this Agreement shall be construed to prohibit or restrict you from purchasing or selling for your own account Creation Unit aggregations of WEBS, whether as agent or principal.

         3. Information.

         (a) We will furnish you, without charge, the Fund's current Prospectus and Statement of Additional Information and copies of sales materials relating to the offer and sale of Creation Units of WEBS approved and filed with the NASD by us ("Fund Sales Materials") in such quantities as are reasonably requested by you and made available to us by the Fund for use in connection with the offer and sale of Creation Units of WEBS. Such Fund Sales Materials may include materials suitable for institutional marketing efforts, including conferences, road shows and institutional advertisements and/or "tombstones" related to the initial public offering of Creation Units of WEBS. Under this Agreement you will not act for us, the Fund or BZW Barclays Global Fund Advisors (the "Investment Adviser"), nor make any representation on our behalf or the Fund's behalf, or as authorized by us, the Fund or the Investment Adviser, and in offering and selling Creation Units of WEBS hereunder you may rely only upon, the Fund's then current prospectus and statement of additional information and the Fund Sales Materials, provided that you are authorized to prepare and use at your own cost and expense other brochures, advertisements (in print or other format) or similar materials in connection with your solicitation of purchases of Creation Units of WEBS which may constitute "sales literature" within the meaning of
Section 24(b) of the 1940 Act ("Other Soliciting Materials"), but only if such Other Soliciting Materials (i) are prepared in compliance with all applicable NASD and SEC rules and regulations, (ii) are provided to us a reasonable time prior to their intended use and (iii) are not used until approved by us and the Fund and filed by us with the NASD. You understand that the Fund will not be advertised or marketed as an open-end investment company or mutual fund, i.e., as a mutual fund, which offers redeemable securities. Any advertising materials, including the Fund Prospectus, will prominently disclose that WEBS that are not in Creation Unit aggregations are not redeemable units of beneficial interest in the Fund. In addition, any advertising material that addresses redemptions of WEBS, including the Fund prospectus, will disclose that the owners of WEBS may acquire and tender WEBS for redemption to the Fund in Creation Unit aggregations only. Not withstanding the foregoing, you may without our written approval prepare and circulate in the regular course of your business research reports that include information, opinions or recommendations relating to WEBS (i) for public dissemination, provided that such research reports compare the relative merits and benefits of WEBS with other products and are not used for purposes of marketing WEBS and (ii) for your internal use.
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         (b) We intend to establish a world-wide internet site to provide certain on-line MSCI analytical data ("MSCI WEBS Analytics"). If and when available, you will be provided access to our site and the use of MSCI WEBS Analytics.

         4. Representations.

         (a) You represent to us as follows, and agree to abide by all of the rules and regulations of the NASD, including, without limitation, the following provisions of its Rules of Fair Practice, except as otherwise permitted by the NASD as set forth in writing, a copy of which shall be provided to you by us:

                  (i) you will not withhold placing customers' orders for any Creation Units of WEBS so as to profit yourself as a result of such withholding;

                  (ii) you are familiar with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), Section 4(3) of the 1933 Act, and Section 24(d) of the 1940 Act relating to the distribution and delivery of preliminary and final prospectuses and agree that you will comply therewith;

                  (iii) you are a member in good standing of the NASD or, if you are not such a member, you are a foreign bank, dealer or institution not eligible for membership in the NASD which agrees to make no sale within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein, and in making other sales to comply, as though you were a member of NASD, with the provisions of Sections 8, 24 and 36 of Article III of the Rules of Fair Practice of the NASD and with Section 25 thereof as that Section applies to a non-NASD member broker or dealer in a foreign country.

         (b) You agree that your expulsion from the NASD will automatically terminate this Agreement.

         (c) You agree to comply with any rules of the American Stock Exchange, Inc. or such other secondary market or markets as has or have been approved by an order of the SEC for the trading of WEBS. A copy of the conditions of the SEC order in accordance with which WEBS are offered are attached hereto as Annex II.

         (d) You hereby represent, covenant and warrant that with respect to purchase and sales of WEBS of any Index Series, you are a DTC participant. Any change in the foregoing status shall terminate this Agreement and you shall give prompt written notice to the Distributor and the Fund of such change.
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         (e) We represent to you that we are a member in good standing of the
NASD and agree to abide by all of the NASD's rules and regulations.

         5. Independent Contractor. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent, partner, joint venture participant or in any similar capacity for us in any matter or in any respect. You and your officers and employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         6. Compensation; Expenses. In consideration of the services and facilities provided by you hereunder, subject to the terms and conditions of the 12b-1 Plan, in our capacity as the Distributor implementing the 12b-1 Plan, we will pay to you and you agree to accept as full payment therefor, the fees set forth in Annex III attached hereto. You understand and agree that no amount shall be paid or payable to you hereunder except from amounts paid to us by the Fund for disbursements to you under this Agreement and pursuant to and in accordance with the 12b-1 Plan. You understand and agree that the Distributor is obligated to make such payments to you only after the Fund has paid such 12b-1 payments to the Distributor.

         7. Reports. As requested from time to time, you will provide to us and the Fund's Board of Directors, and we and the Fund's Directors will review a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients by you or your agents of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us or the Fund), in connection with preparation of reports to the Fund's Board of Directors concerning this Agreement and the monies paid or payable by us in connection the services you have agreed to provide hereunder, as well as any other reports or filings that may be required by law. In addition, you shall provide to us on a monthly basis information which breaks out all sales by state and by branch.

         8. Rule 12b-1 Related Agreement. By your written acceptance of this Agreement, you represent, warrant and agree that you understand that this Agreement is a Rule 12b-1 related agreement under the 1940 Act, subject to the provisions of such Rule, as well as any other applicable rules or regulations of the SEC, and agree to conform to the applicable compliance standards adopted by us for sale of WEBS, as in effect from time to time.

         9. Compliance.

         (a) You agree that your activities pursuant to this Agreement will be at all times in conformity in all material respects with all applicable federal and state laws, rules and regulations, including without limitation, the 1933 Act, the 1934 Act, the 1940 Act and the Rules of Fair Practice of the NASD (as provided in Section 4 hereof). In connection with offers to sell and sales of WEBS of each Index Series, you agree to deliver or cause to be delivered to each person to whom any such offer of sale is made, at or prior to the time of such offer or sale, a copy of the then current prospectus and the statement of additional information of the Fund.

         (b) We agree to inform you, as the Fund provides or causes to be provided to us such information, as to the states in which we believe WEBS of the respective Index Series have been qualified for sale under, or are exempt from the requirements of, the respective securities laws thereof, but we shall have no obligation or responsibility to make WEBS of any Index Series available for sale in any jurisdiction.

         10. Beneficial Ownership. The Soliciting Dealer represents and warrants to the Distributor and the Fund that (based upon the number of outstanding WEBS of such Index Series made publicly available by the Fund) it does not, and will not in the future, hold for the account of any single beneficial owner of WEBS of the relevant Index Series 80 percent or more of the currently outstanding WEBS of such relevant Index Series, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund with respect to such Index Series different from the market value of such portfolio securities on the date of such deposit, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

         11. Indemnification. The Soliciting Dealer hereby agrees to indemnify and hold harmless the Distributor and the Fund, their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an "Indemnified Party") from and against any loss, liability, cost and expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) a breach of any representation, warranty or covenant made by the Soliciting Dealer in this Agreement; or (ii) failure of the Soliciting Dealer to perform any obligations set forth in the Agreement; or (iii) any failure on the part of the Soliciting Dealer to comply with applicable laws. The Soliciting Dealer and the Distributor understand and agree that the Fund as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Soliciting Dealer in the event that the Soliciting Dealer fails to honor any obligations pursuant to this Agreement that benefit the Fund. The Distributor hereby agrees to indemnify and hold harmless the Soliciting Dealer, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section

15 of the 1933 Act (each, a "Soliciting Dealer Indemnified Party") from and against any loss, liability, cost and expense (including attorney's fees) incurred by such Soliciting Dealer Indemnified Party as a result of (i) a breach of any representation, warranty or covenant made by the Distributor in this Agreement; or (ii) failure of the Distributor to perform any obligations set forth in the Agreement; or (iii) any failure on the part of the Distributor to comply with applicable laws. This paragraph shall survive the termination of this Agreement. THE DISTRIBUTOR SHALL NOT BE LIABLE TO THE SOLICITING DEALER FOR ANY DAMAGES ARISING OUT OF MISTAKES OR ERRORS IN DATA PROVIDED TO THE DISTRIBUTOR, OR ARISING OUT OF INTERRUPTIONS OR DELAYS OR COMMUNICATIONS WITH THE INDEMNIFIED PARTIES WHO ARE SERVICE PROVIDERS TO THE FUND.

         12. Term; Termination; Amendment.

         (a) Unless sooner terminated, this Agreement will continue for one year following the date of its adoption as provided in Section 15, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Fund in the manner described in Section 15 hereof. This Agreement is terminable, without penalty, at any time by the Fund with respect to any Index Series (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 15 hereof or by vote of the holders of a majority of the voting securities (as such term is defined in the 1940 Act) of such Index Series) or by you upon 60 days' notice in writing to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Distribution Agreement or Rule 12b-1 Plan between the Fund and us. The Distributor, with the prior written consent of the Fund, may amend this agreement by mailing a copy of the amendment to the Soliciting Dealer, which amendment will become part of this Agreement if the Soliciting Dealer does not object in writing within 10 business days after its receipt. This Agreement may also be amended in writing by the parties hereto.

         (b) In the event that the Board of Directors of the Fund establishes any series of WEBS listed and traded on the AMEX or any other national securities exchange in addition to the Index Series then subject to this Agreement, adopts a 12b-1 Plan with respect to such additional series and approves this Agreement with respect to such additional series in accordance with Rule 12b-1, such additional series shall be made subject to this Agreement and shall become an "Additional Series" hereunder effective immediately upon such adoption and approval.

         13. Suspension. All sales will be made subject to receipt of WEBS from the Fund. We and the Fund reserve the right, in our sole discretion, without notice, to suspend sales or withdraw the offering of sales of Creation Units of WEBS of any Index

Series entirely, including the sale of such WEBS to you for the account of any client or clients.

         14. No Other Agreement. This Agreement shall supersede any prior agreements between us regarding the sale of Creation Units of WEBS.

         15. Board Approval. This Agreement and the 12b-1 Plan is subject to approval by vote of (i) the Fund's Board of Directors and (ii) of a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan adopted by the Fund regarding the provision of support services to the beneficial owners of WEBS of the respective Index Series or in any agreement related thereto ("Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval.

         16. Miscellaneous.

         (a) Notice. Notice shall have been duly given if delivered by hand, mail or facsimile transmission to you, at your address or facsimile number set forth below and (b) if to us, to Funds Distributor, Inc., 60 State Street, Suite 1300, Boston, MA 02109, facsimile no. (617) 557-0709, Attention: President, with a copy to General Counsel, or in each case such other addresses as may be notified to the other party.

         (b) Successors. Subject to Section 8 hereof, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal successors and the Fund, and no other person will have any right or obligation hereunder.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

         The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal Court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         Please confirm your agreement by signing and returning to us the enclosed duplicate copies of this Agreement. Upon our acceptance hereof, this Agreement shall constitute a valid and binding contract between us. After our acceptance, we will deliver to you one fully executed copy of this Agreement.

                                            Very truly yours,

                                            FUNDS DISTRIBUTOR INC.


                                            By_________________________________
                                              Name:
                                              Title:

Confirmed:               , 19__



_________________________________
Name of Soliciting Dealer


By___________________________
  Name:
  Title:

Annex I




               DESIGNATED BRANCHES OR OFFICES OF SOLICITING DEALER

Annex II




                             CONDITIONS OF SEC ORDER



                  1. The Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, which offers redeemable securities. The Fund's or any Index Series' prospectus will prominently disclose that WEBS are not redeemable shares and will disclose that the owners of WEBS may acquire and tender those shares for redemption to the Fund in Creation Unit aggregations only. Any advertising material where features of obtaining, buying or selling Creation Units are described or where there is reference to redeemability will prominently disclose that WEBS are not redeemable and that owners of WEBS may acquire and tender those shares for redemption to the Fund in Creation Unit aggregations only.

                  2. The Fund will provide copies of its annual and semi-annual shareholders reports to DTC Participants for distribution to beneficial holders of individual WEBS.

                  3. The Fund's registration statement will not be declared effective until the Commission has approved such proposed rule change pursuant to Rule 19b-4 under the Securities Exchange Act of 1934 as may be necessary to enable a national securities exchange to list the individual WEBS. In addition, as long as the Fund operates in reliance on the requested order, the individual WEBS will be listed on a national securities exchange.

Annex III




Annual Fees

At the annual rate of .08% of 1% of the average daily net assets of WEBS held in your name at DTC computed daily and payable on a quarterly basis.

Additional Terms and Conditions

                  For purposes of determining the fees payable under this Annex III, the average aggregate daily net assets of the Index Series will be computed in the manner specified in the Fund's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of WEBS for purposes of purchases and redemptions. Except as specifically provided in this Annex III, you shall bear all of your own costs and expenses in connection with your acting as a Soliciting Dealer, it being understood that we and the Fund shall bear our and the Fund's respective costs and expenses. You shall not be required to bear any of the costs or expenses assumed by us or any other Soliciting Dealer except as provided for herein or as you may have agreed with another Soliciting Dealer.

                  The Soliciting Dealer shall provide the Distributor with its DTC account information in the form and manner as prescribed by the Distributor by the 5th business day after the end of each calendar month. The Soliciting Dealer understands and acknowledges that the Distributor shall, on a test basis, independently verify the DTC account information provided by the Soliciting Dealer, with the costs of such independent verification borne by the Soliciting Dealer. Any discrepancies will be interpreted by the Distributor and the Distributor's interpretation of such data shall be final.